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Exhibit 21.1

Subsidiaries of Spirit AeroSystems Holdings, Inc. — Delaware

  Spirit AeroSystems, Inc. — Delaware

  Spirit AeroSystems Finance, Inc. — Delaware

Subsidiaries of Spirit AeroSystems, Inc. — Delaware

  Spirit AeroSystems International Holdings, Inc. — Delaware

  Spirit AeroSystems Operations International, Inc. — Delaware

  Spirit AeroSystems North Carolina, Inc. — North Carolina

  Spirit Defense, Inc. — Delaware

Subsidiaries of Spirit AeroSystems International Holdings, Inc.

  Spirit AeroSystems (Europe) Limited — United Kingdom

  Spirit AeroSystems Malaysia Sdn Bhd — Malaysia

  Spirit AeroSystems Singapore Pte. Ltd. — Singapore

  Spirit AeroSystems Global Investments, CV — Netherlands

  Spirit AeroSystems France SARL — France

  Spirit AeroSystems Investco, LLC — Delaware

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  Exhibit 21.1